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                                                                    EXHIBIT 99.1

                                                                 Brenda S. Tudor
                                                          Vice President-Finance
                                                       & Chief Financial Officer
                                                       (828) 669-2941 (Ext. 223)

INGLES MARKETS, INCORPORATED ANNOUNCES PROPOSED ISSUANCE OF $100 MILLION SENIOR
                          SUBORDINATED NOTES DUE 2011


ASHEVILLE, N.C. -- (May 19, 2003) -- Ingles Markets, Incorporated (Nasdaq-IMKTA) today announced that it intends to issue an additional $100 million of 8 7/8% senior subordinated notes due 2011 (the "Notes"). The net proceeds from the offering will be used to repay indebtedness and to provide funds for general corporate purposes.

The Notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 (the "Act"). The Notes to be offered have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c promulgated under the Act.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 76 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Certain forward-looking statements can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'could,' 'should,' 'seeks,' 'approximately,' 'intends,' 'plans,' 'estimates,' or 'anticipates,' or the negative thereof or another comparable terminology, and statements addressing the timing, benefits and other aspects of the proposed transaction. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements.